EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 11, 2003, except for the second paragraph of Footnote 2, as to which the date is February 17, 2004, with respect to the 2002 financial statements of DOBI Medical International, Inc. and subsidiary, included in the Registration Statement (Form SB-2) and related Prospectus of DOBI Medical International, Inc. and subsidiary dated September 14, 2004 for the registration of 58,030,920 shares of its common stock.


/s/Ernst & Young LLP


MetroPark, New Jersey
September 14, 2004